CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM




We consent to the references to our firm in the Registration Statement on Form N-1A of Tilson Investment Trust and to the use of our report dated December 5, 2006 on Tilson Focus Fund's and Tilson Dividend Fund's (each a series of shares of Tilson Investment Trust) financial statements and financial highlights. Such financial statements and financial highlights appear in the 2006 Annual Report to Shareholders that is incorporated by reference into the Statement of Additional Information.


                                        /s/  Briggs, Bunting & Dougherty, LLP


                                             Briggs, Bunting & Dougherty, LLP

Philadelphia, Pennsylvania
February 28, 2007